CDK GLOBAL TO BE ACQUIRED BY BROOKFIELD FOR $54.87 PER SHARE IN CASH

HOFFMAN ESTATES, Ill. – April 7, 2022 – CDK Global, Inc. (Nasdaq: CDK), a leading automotive retail technology company, has entered into a definitive agreement to be acquired by Brookfield Business Partners, together with institutional partners (collectively “Brookfield”), for a total enterprise value of $8.3 billion.

Under the terms of the merger agreement, Brookfield will commence a tender offer to acquire all of the outstanding shares of CDK. CDK shareholders will receive $54.87 per share in cash upon completion of the transaction, which represents a 30% premium to the unaffected closing price of CDK stock on Feb. 18, 2022, the last full trading day prior to market speculation regarding a potential sale of the company. The agreement was unanimously approved by CDK’s Board of Directors, which recommends that CDK stockholders tender their shares in the offer.

“This transaction is an exciting next step for CDK that provides our shareholders with both certainty of value and a meaningful premium. It also allows CDK to continue executing our long-term strategy to connect our industry at every level and create an open and collaborative future,” said Brian Krzanich, president and chief executive officer, CDK Global. “In consultation with our outside advisors, CDK’s Board of Directors carefully evaluated a range of strategic and financial alternatives over several months and determined that this transaction is superior to all other available alternatives.

“Brookfield recognizes the unique value our products bring to more than 15,000 retail locations in North America and shares our vision of transforming the future of automotive retail. We are excited about the opportunity to further sharpen our focus on elevating the dealer and consumer experience when selling, buying or owning a vehicle. I am grateful for our team’s incredible work in providing an integrated experience —from sourcing to retail sale, and beyond.”

As the flagship listed vehicle of Brookfield Asset Management’s Private Equity Group, Brookfield Business Partners is focused on owning and operating high-quality businesses that provide essential products and services and benefit from a strong competitive position. Brookfield Asset Management is a leading global alternative asset manager with approximately $690 billion of assets under management.

The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of CDK’s outstanding shares, the expiration or termination of the antitrust waiting period, and other customary conditions, after which CDK’s common stock will no longer be listed on the Nasdaq Global Select Market. Following the successful completion of the tender offer, Brookfield will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price. This transaction is expected to close in the third quarter of 2022.

Morgan Stanley & Co. LLC is serving as exclusive financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to CDK. Davis Polk & Wardwell LLP is acting as legal advisor to Brookfield.

# # #

About CDK Global, Inc.
With approximately $2 billion in revenues, CDK Global (NASDAQ: CDK) is a leading provider of retail technology and software as a service (SaaS) solutions that help dealers and auto manufacturers run their businesses more efficiently, drive improved profitability and create frictionless purchasing and ownership experiences for consumers. Today, CDK serves over 15,000 retail locations in North America. For more information, visit cdkglobal.com.
Additional Information
The tender offer for the outstanding common stock of CDK Global, Inc. (the “Company”) has not yet commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell the Company’s securities. An offer to purchase shares of the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Central Merger Sub Inc., a subsidiary of Brookfield Business Partners, will file a Tender Offer

Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information. The Company’s stockholders are urged to read these documents (including the Offer to Purchase and related Letter of Transmittal and certain other documents), and the Solicitation/Recommendation Statement, as may be amended from time to time, carefully when they become available because they will contain important information that they should consider before making any decision regarding tendering their Shares. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the documents may be obtained for free on the Company’s website at www.cdkglobal.com.
Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.
The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares of common stock in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of this announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are based on information currently available to the Company, and the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

Media Contacts:
Tony Macrito
630.805.0782
Tony.Macrito@cdk.com

Investor Relations Contact:
Reuben Gallegos
847.542.3254
Reuben.Gallegos@cdk.com